EXECUTION VERSION

Exhibit 10.13
CREDIT AGREEMENT

by and among
CVS HEALTH CORPORATION,
THE LENDERS PARTY HERETO,
and
BARCLAYS BANK PLC,
as Administrative Agent

____________________________
Dated as of January 3, 2017
________________________________________________________

BARCLAYS BANK PLC,
as Sole Lead Arranger and Sole Bookrunner

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(ii)
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(iii)
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EXHIBITS

Exhibit	A	List of Commitments
Exhibit	B	Form of Note
Exhibit	C	Form of Borrowing Request
Exhibit	D	Form of Opinion of Counsel to the Borrower
Exhibit	E	Form of Assignment and Assumption

(iv)
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CREDIT AGREEMENT, dated as of January 3, 2017, by and among CVS HEALTH CORPORATION, a Delaware corporation (the “Borrower”), the lenders party hereto from time to time (each a “Lender” and, collectively, the “Lenders”), and BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1	Definitions
When used in any Loan Document (as defined below), each of the following terms shall have the meaning ascribed thereto unless the context otherwise specifically requires:
“ABR Advances”: the Revolving Credit Loans (or any portions thereof) at such time as they (or such portions) are made or are being maintained at a rate of interest based upon the Alternate Base Rate.
“Acquisition”: with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever, of (a) stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a consolidated subsidiary of such Person or otherwise under the control of such Person, or (b) any business, going concern or division or segment thereof, or all or substantially all of the assets thereof; provided that no redemption, retirement, purchase or acquisition by any Person of the stock or other equity securities of such Person shall be deemed to constitute an Acquisition.
“Administrative Agent”: as defined in the preamble.
“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate”: with respect to any Person at any time and from time to time, any other Person (other than a wholly‑owned subsidiary of such Person) which, at such time (a) controls such Person, (b) is controlled by such Person or (c) is under common control with such Person. The term “control”, as used in this definition with respect to any Person, means the power, whether direct or indirect through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
“Aggregate Commitment Amount”: at any time, the sum of the Commitment Amounts of the Lenders at such time under this Agreement. The Aggregate Commitment Amount on the Effective Date is $2,500,000,000.
“Aggregate Credit Exposure”: at any time, the sum at such time of the aggregate Committed Credit Exposure of the Lenders at such time under this Agreement.
“Agreement”: this Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

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“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (1) the Prime Rate in effect on such day, (1) 0.50% plus the Federal Funds Effective Rate (rounded, if necessary, to the nearest l/100th of 1% or, if there is no nearest 1/100th of 1%, then to the next higher 1/100th of 1%) in effect on such day, and (1) the Eurodollar Rate in effect on such day for a one month interest period commencing on such day (or if such day is not a Domestic Business Day, the immediately preceding Domestic Business Day), calculated in the manner provided in the definition of “Eurodollar Rate”, plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively. If for any reason the Administrative Agent shall determine (which determination shall be conclusive absent clearly demonstrable error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) until the circumstances giving rise to such inability no longer exist.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (i) with respect to the unpaid principal balance of ABR Advances, the applicable percentage set forth below in the column entitled “ABR Advances”, (ii) with respect to the unpaid principal balance of Eurodollar Advances, the applicable percentage set forth below in the column entitled “Eurodollar Advances”, and (iii) with respect to the Facility Fee, the applicable percentage set forth below in the column entitled “Facility Fee”, in each case opposite the applicable Pricing Level:

Pricing Level	ABR Advances	Eurodollar Advances	Facility Fee
Pricing Level I	0.000%	0.795%	0.080%
Pricing Level II	0.000%	0.900%	0.100%
Pricing Level III	0.000%	1.000%	0.125%
Pricing Level IV	0.100%	1.100%	0.150%
Pricing Level V	0.300%	1.300%	0.200%
Pricing Level VI	0.500%	1.500%	0.250%

Decreases in the Applicable Margin resulting from a change in Pricing Level shall become effective upon the delivery by the Borrower to the Administrative Agent of a notice pursuant to Section 7.7(d). Increases in the Applicable Margin resulting from a change in Pricing Level shall become effective on the effective date of any downgrade or withdrawal in the rating by Moody’s or S&P of the senior unsecured long term debt rating of the Borrower.

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“Approved Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by a Lender, (1) an Affiliate of a Lender or (1) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.7(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Barclays”: as defined in the preamble.
“Benefited Lender”: as defined in Section 11.9(b).
“Borrower”: as defined in the preamble.
“Borrower Materials”: as defined in Section 7.7.
“Borrowing Date”: in respect of Revolving Credit Loans, any Domestic Business Day or Eurodollar Business Day, as the case may be, on which the Lenders shall make Revolving Credit Loans pursuant to a Borrowing Request.
“Borrowing Request”: a request for Revolving Credit Loans in the form of Exhibit C.
“Change of Control”: any of the following:
(i)    any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), (a) shall have or acquire beneficial ownership of securities having 35% or more of the ordinary voting power of the Borrower or (b) shall possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Borrower, whether through the ownership of voting securities, by contract or otherwise; or
(ii)    the Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower then in office.
“Commitment”: in respect of any Lender, such Lender’s undertaking to make Revolving Credit Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not to exceed the Commitment Amount of such Lender.

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“Commitment Amount”: at any time and with respect to any Lender, the amount set forth adjacent to such Lender’s name under the heading “Commitment Amount” in Exhibit A at such time or, in the event that such Lender is not listed on Exhibit A, the “Commitment Amount” which such Lender shall have assumed from another Lender in accordance with Section 11.7 on or prior to such time, as the same may be adjusted from time to time pursuant to Section 2.6 and Section 11.7.
“Commitment Percentage”: at any time and with respect to any Lender, a fraction the numerator of which is such Lender’s Commitment Amount at such time, and the denominator of which is the Aggregate Commitment Amount at such time.
“Commitment Period”: the period commencing on the Effective Date and ending on the Commitment Termination Date, or on such earlier date as all of the Commitments shall have been terminated in accordance with the terms hereof.
“Commitment Reduction Date”: as defined in Section 2.6(c).
“Commitment Termination Date”: the earlier of (i) December 31, 2017 and (ii) the date on which the Loans shall become due and payable, whether by acceleration, notice of intention to prepay or otherwise.
“Committed Credit Exposure”: with respect to any Lender at any time, the outstanding principal balance of such Lender’s Revolving Credit Loans.
“Compensatory Interest Payment”: as defined in Section 3.4(c).
“Consolidated”: the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.
“Contingent Obligation”: as to any Person (the “secondary obligor”), any obligation of such secondary obligor (a) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (b) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof, and (v) in respect of the Indebtedness of any partnership in which such secondary obligor is a general partner, except to the extent that such Indebtedness of such partnership is nonrecourse to such secondary obligor and its separate Property; provided that the term “Contingent Obligation” shall not include the indorsement of instruments for deposit or collection in the ordinary course of business.

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“Continuing Director”: any member of the board of directors of the Borrower who (i) is a member of that board of directors on the Effective Date or (ii) was nominated for election by the board of directors a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by one or more of such directors.
“Control Person”: as defined in Section 3.6.
“Convert”, “Conversion” and “Converted”: each, a reference to a conversion pursuant to Section 3.3 of one Type of Revolving Credit Loan into another Type of Revolving Credit Loan.
“Costs”: as defined in Section 3.6.
“Credit Exposure”: with respect to any Lender at any time, the Committed Credit Exposure of such Lender at such time under this Agreement.
“Credit Parties” means the Administrative Agent and the Lenders.
“Default”: any of the events specified in Section 9.1, whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (1) failed to fund any portion of its Loans within two Domestic Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (1) notified the Borrower or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (1) failed, two Domestic Business Days after written request by the Administrative Agent (based on the reasonable belief that it may not fulfill its funding obligation), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt by the Administrative Agent of such confirmation, (1) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Domestic Business Days of the date when due, unless the subject of a good faith dispute, or (1) (1) become or is insolvent or has a parent company that has become or is insolvent, (1) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy

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or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become or has had a direct or indirect parent become the subject of a Bail-In Action; provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Lender.
“Disposition”: with respect to any Person, any sale, assignment, transfer or other disposition by such Person by any means, of:
(a)    the stock of, or other equity interests of, any other Person,
(b)    any business, operating entity, division or segment thereof, or
(c)    any other Property of such Person, other than (i) the sale of inventory (other than in connection with bulk transfers), (ii) the disposition of equipment and (iii) the sale of cash investments.
“Dividend Restrictions”: as defined in Section 8.7(b).
“Dollar” or “$”: lawful currency of the United States of America.
“Domestic Business Day”: any day other than a Saturday, Sunday or a day which in New York City is a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date”: as defined in Section 5.

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“Eligible Assignee”: a Person that is a permitted assignee under Section 11.7(b) that has received the consent of each party whose consent is required under Section 11.7(b).
“Employee Benefit Plan”: an employee benefit plan, within the meaning of Section 3(3) of ERISA, maintained, sponsored or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.
“Environmental Laws”: all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability”: as to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (1) violation of any Environmental Law, (1) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (1) exposure to any Hazardous Materials, (1) the release or threatened release of any Hazardous Materials into the environment or (1) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.
“ERISA Affiliate”: when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Internal Revenue Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Internal Revenue Code or, solely with respect to the applicable provisions of the Internal Revenue Code, Sections 414(m) or (o) of the Internal Revenue Code, of which the Borrower or any Subsidiary is a member.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Advance”: a portion of the Revolving Credit Loans selected by the Borrower to bear interest during a Eurodollar Interest Period selected by the Borrower at a rate per annum based upon a Eurodollar Rate determined with reference to such Eurodollar Interest Period, all pursuant to and in accordance with Section 2.1 or Section 3.3.
“Eurodollar Business Day”: any Domestic Business Day, other than a Domestic Business Day on which banks are not open for dealings in Dollar deposits in the interbank eurodollar market.

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“Eurodollar Interest Period”: the period commencing on any Eurodollar Business Day selected by the Borrower in accordance with Section 2.3 or Section 3.3 and ending one, two, three or six months thereafter, as selected by the Borrower in accordance with either such Sections, subject to the following:
(i)    if any Eurodollar Interest Period would otherwise end on a day which is not a Eurodollar Business Day, such Eurodollar Interest Period shall be extended to the immediately succeeding Eurodollar Business Day unless the result of such extension would be to carry the end of such Eurodollar Interest Period into another calendar month, in which event such Eurodollar Interest Period shall end on the Eurodollar Business Day immediately preceding such day; and
(ii)    if any Eurodollar Interest Period shall begin on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Interest Period), such Eurodollar Interest Period shall end on the last Eurodollar Business Day of such latter calendar month.
“Eurodollar Rate”: with respect to any Eurodollar Advance or any ABR Advance, to the extent such ABR Advance is based on a Eurodollar Rate, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Event of Default”: any of the events specified in Section 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.
“Excluded Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes, in each case, (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or that are Other Connection Taxes, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.13), any withholding Tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), (ii) is attributable to such Lender’s failure or inability (other than as a result of a Regulatory Change) to comply with Section 3.10, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.10, or (iii) is attributable to such Lender’s failure or inability (other than as a result of a Regulatory Change, except for a Regulatory Change relating to the implementation of FATCA) to comply with Section 3.10 and (d) any Taxes imposed under FATCA.
“Existing 2013 Credit Agreement”: the Credit Agreement, dated as of May 23, 2013, by and among the Borrower, the lenders party thereto from time to time, Barclays Bank PLC and

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JPMorgan Chase Bank, N.A., as co-syndication agents, Bank of America, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, and The Bank of New York Mellon, as administrative agent, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.
“Existing 2014 Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of July 24, 2014, by and among the Borrower, the lenders party thereto from time to time, Barclays Bank PLC and JPMorgan Chase Bank, N.A., as co‑syndication agents, Bank of America, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, and The Bank of New York Mellon, as administrative agent, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.
“Existing 2015 Credit Agreement”: the Credit Agreement, dated as of July 1, 2015, by and among the Borrower, the lenders party thereto from time to time, Barclays Bank PLC and JPMorgan Chase Bank, N.A., as co‑syndication agents, Bank of America, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, and The Bank of New York Mellon, as administrative agent, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time.
“Expiration Date”: the first date, occurring on or after the date the Commitments shall have terminated or been terminated in accordance herewith, upon which there shall be no Loans outstanding.
“Facility Fee”: as defined in Section 3.11.
“FATCA”: Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any applicable intergovernmental agreements with respect thereto, and any treaty, law, regulations, or other official guidance enacted in any other jurisdiction relating to such intergovernmental agreement.
“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.
“Fees”: as defined in Section 3.2(a).
“Financial Statements”: as defined in Section 4.13.

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“Foreign Lender”: any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority”: any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court, arbitrator, regulatory body or central bank (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Highest Lawful Rate”: as to any Lender, the maximum rate of interest, if any, which at any time or from time to time may be contracted for, taken, charged or received on the Loans or the Notes or which may be owing to such Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.
“Indebtedness”: as to any Person at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) indebtedness with respect to any conditional sale or other title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit (excluding for purposes of Section 8.1 and Section 8.9 letters of credit obtained in the ordinary course of business by the Borrower or any Subsidiary) issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on a balance sheet of such Person, (f) all indebtedness described in (a) ‑ (e) above secured by any Lien on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non‑consensual Liens arising in the ordinary course of business), and (g) Contingent Obligations in respect of any indebtedness described in items (a) ‑ (f) above; provided that, for purposes of this definition, Indebtedness shall not include Intercompany Debt and obligations in respect of interest rate caps, collars, exchanges, swaps or other, similar agreements.
“Indemnified Liabilities”: as defined in Section 11.5.

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“Indemnified Person”: as defined in Section 11.10(a).
“Indemnified Taxes”: Taxes other than Excluded Taxes and Other Taxes.
“Information”: as defined in Section 11.14(b).
“Intangible Assets”: at any date, the value, as shown on the most recent Consolidated balance sheet of the Borrower and the Subsidiaries as at the end of the fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles, (ii) organizational and development costs, (iii) deferred charges (other than prepaid items, such as insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized), and (iv) unamortized debt discount and expense, less unamortized premium.
“Intercompany Debt”: (i) Indebtedness of the Borrower to one or more of the Subsidiaries of the Borrower and (ii) Indebtedness of one or more of the Subsidiaries of the Borrower to the Borrower or any one or more of the other Subsidiaries of the Borrower.
“Intercompany Disposition”: a Disposition by the Borrower or any of the Subsidiaries of the Borrower to the Borrower or to any of the other Subsidiaries of the Borrower.
“Interest Payment Date”: (i) as to any ABR Advance, the last day of each March, June, September and December, commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (ii) [reserved], (iii) as to any Eurodollar Advance in respect of which the Borrower has selected a Eurodollar Interest Period of one, two or three months, the last day of such Eurodollar Interest Period, (iv) [reserved] and (v) as to any Eurodollar Advance in respect of which the Borrower has selected an Interest Period greater than three months or 90 days, as the case may be, the last day of the third month or the 90th day, as the case may be, of such Interest Period and the last day of such Interest Period.
“Interest Period”: a Eurodollar Interest Period.
“Internal Revenue Code”: the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.
“Interpolated Rate”: in relation to the LIBO Screen Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBO Screen Rate for the longest period (for which that LIBO Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) which exceeds the Interest Period of that Loan,

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each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.
“Lender” and “Lenders”: as defined in the preamble.
“LIBO Rate”: (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Screen Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Screen Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Screen Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Eurodollar Rate will be deemed to be zero.
“LIBO Screen Rate”: has the meaning assigned to it in the definition of “LIBO Rate”.
“Lien”: any mortgage, pledge, hypothecation, assignment, lien, deposit arrangement, charge, encumbrance or other security arrangement or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.
“Loan”: a Revolving Credit Loan.
“Loan Documents”: this Agreement and, upon the execution and delivery thereof, the Notes, if any.
“Loans”: the Revolving Credit Loans.
“Margin Stock”: any “margin stock”, as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.
“Material Adverse”: with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (i) the financial condition, operations, business, or Property of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Administrative Agent or any Lender to enforce the Loan Documents.

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“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan”: a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Tangible Assets”: at any date, the total assets as shown on the most recent Consolidated balance sheet of the Borrower and the Subsidiaries as at the end of the fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, less (i) all current liabilities (due within one year) as shown on such balance sheet and (ii) Intangible Assets and liabilities relating thereto.
“Note”: with respect to each Lender that has requested one, a promissory note evidencing such Lender’s Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns), substantially in the form of Exhibit B.
“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.13).
“Participant”: as defined in Section 11.7(d).
“Participant Register”: as defined in Section 11.7(d).
“Patriot Act”: as defined in Section 11.20.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.
“Pension Plan”: at any time, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Internal Revenue Code, the funding requirements of which are, or at any time within the six years immediately preceding the time in question were, in whole or in part, the responsibility of the Borrower, any Subsidiary or an ERISA Affiliate.

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“Person”: any individual, firm, partnership, limited liability company, joint venture, corporation, association, business trust, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.
“Platform”: as defined in Section 7.7.
“Pricing Level”: Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V or Pricing Level VI, as the case may be.
“Pricing Level I”: any time when the senior unsecured long term debt rating of the Borrower by (x) S&P is A or higher or (y) Moody’s is A2 or higher.
“Pricing Level II”: any time when (i) the senior unsecured long term debt rating of the Borrower by (x) S&P is A‑ or higher or (y) Moody’s is A3 or higher and (ii) Pricing Level I does not apply.
“Pricing Level III”: any time when (i) the senior unsecured long term debt rating of the Borrower by (x) S&P is BBB+ or higher or (y) Moody’s is Baa1 or higher and (ii) neither Pricing Level I nor Pricing Level II applies.
“Pricing Level IV”: any time when (i) the senior unsecured long term debt rating of the Borrower by (x) S&P is BBB or higher or (y) Moody’s is Baa2 or higher and (ii) none of Pricing Level I, Pricing Level II or Pricing Level III applies.
“Pricing Level V”: any time when (i) the senior unsecured long term debt rating of the Borrower by (x) S&P is BBB‑ or higher or (y) Moody’s is Baa3 or higher and (ii) none of Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV applies.
“Pricing Level VI”: any time when none of Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV or Pricing Level V applies.
Notwithstanding each definition of Pricing Level set forth above, if at any time the senior unsecured long term debt ratings of the Borrower by S&P and Moody’s differ by more than one equivalent rating level, then the applicable Pricing Level shall be determined based upon the lower such rating adjusted upwards to the next higher rating level.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of Federal Reserve System in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board of Governors of Federal Reserve System (as reasonably determined by the Administrative Agent).
“Proceeding”: as defined in Section 11.10(a).

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“Prohibited Transaction”: a transaction that is prohibited under Section 4975 of the Internal Revenue Code or Section 406 of ERISA and not exempt under Section 4975 of the Internal Revenue Code, Section 408 of ERISA or any applicable administrative exemptions.
“Property”: in respect of any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.
“Regulatory Change”: the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, in the case of each of clauses (i) and (ii), shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued, but only if any such requirements are generally applicable to (and for which reimbursement is generally being sought by the Lenders in respect of) credit transactions similar to this transaction from similarly situated borrowers (which are parties to credit or loan documentation containing a provision similar to this definition), as determined by the Lenders in their respective reasonable discretion.
“Register”: as defined in Section 11.7(c).
“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Replaced Lender”: as defined in Section 3.13.
“Replacement Lender”: as defined in Section 3.13.
“Reportable Event”: with respect to any Pension Plan, (a) any event set forth in Sections 4043(c) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(e) or 4063(a) of ERISA, or the regulations thereunder, (b) an event requiring the Borrower, any Subsidiary or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Internal Revenue Code, or (c) the failure to make any payment required by Section 412(m) of the Internal Revenue Code.
“Required Lenders”: (a) at any time prior to the Commitment Termination Date or such earlier date as all of the Commitments shall have terminated or been terminated in accordance herewith, Lenders having Commitment Amounts equal to or more than 51% of the Aggregate Commitment Amount, and (b) at all other times, Lenders having Credit Exposure equal to or more than 51% of the Aggregate Credit Exposure.

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“Restricted Payment”: with respect to any Person, any of the following, whether direct or indirect: (a) the declaration or payment by such Person of any dividend or distribution on any class of stock of such Person, other than a dividend payable solely in shares of that class of stock to the holders of such class, (b) the declaration or payment by such Person of any distribution on any other type or class of equity interest or equity investment in such Person, and (c) any redemption, retirement, purchase or acquisition of, or sinking fund or other similar payment in respect of, any class of stock of, or other type or class of equity interest or equity investment in, such Person.
“Restrictive Agreement”: as defined in Section 8.7.
“Revolving Credit Loan” and “Revolving Credit Loans”: as defined in Section 2.1(a).
“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.
“Special Counsel”: such counsel as the Administrative Agent may engage from time to time.
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System, as amended). Such reserve percentages shall include those imposed pursuant to said Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under said Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Subsidiary”: at any time and from time to time, any corporation, partnership, limited liability company, joint venture or other business entity of which the Borrower and/or any Subsidiary of the Borrower, directly or indirectly at such time, either (a) in respect of a corporation, owns or controls more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of a partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Event”: with respect to any Pension Plan, (a) a Reportable Event, (b) the termination of a Pension Plan under Section 4041(c) of ERISA, or the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, or the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA (except an amendment made after such Pension Plan satisfies the requirement for a standard termination under Section 4041(b) of ERISA), (c) the institution of proceedings by the PBGC to terminate a Pension Plan under Section 4042 of ERISA, or (d) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.
“Total Capitalization”: at any date, the sum of the Borrower’s Consolidated Indebtedness and shareholders’ equity on such date, determined in accordance with GAAP.
“Type”: with respect to any Revolving Credit Loan, the characteristic of such Loan as an ABR Advance or a Eurodollar Advance, each of which constitutes a Type of Revolving Credit Loan.
“Unqualified Amount”: as defined in Section 3.4(c).
“Upstream Dividends”: as defined in Section 8.7(a).
“U.S. Lender”: as defined in Section 3.10(e).
“United States Tax Compliance Certificate”: as defined in Section 3.10(e)(iii).
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Principles of Construction
(a)    All capitalized terms defined in this Agreement shall have the meanings given to such capitalized terms herein when used in the other Loan Documents or in any certificate, opinion

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or other document made or delivered pursuant hereto or thereto, unless otherwise expressly provided therein.
(b)    Unless otherwise expressly provided herein, the word “fiscal” when used herein shall refer to the relevant fiscal period of the Borrower. As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of, and any accounting term related thereto shall have the respective meaning given to it under, GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(c)    The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.
(d)    All references herein to a time of day shall mean the then applicable time in New York, New York, unless otherwise expressly provided herein.
(e)    Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.
(f)    Whenever in any Loan Document or in any certificate or other document made or delivered pursuant thereto, the terms thereof require that a Person sign or execute the same or refer to the same as having been so signed or executed, such terms shall mean that the same shall be, or was, duly signed or executed by (i) in respect of any Person that is a corporation, any duly authorized officer thereof, and (ii) in respect of any other Person (other than an individual), any analogous counterpart thereof.
(g)    The words “include” and “including”, when used in each Loan Document, shall mean that the same shall be included “without limitation”, unless otherwise specifically provided.

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2.	AMOUNT AND TERMS OF LOANS

2.1	Revolving Credit Loans
(a)    Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make loans denominated in Dollars under this Agreement (each a “Revolving Credit Loan” and, collectively with each other Revolving Credit Loan of such Lender and/or with each Revolving Credit Loan of each other Lender, the “Revolving Credit Loans”) to the Borrower from time to time during the Commitment Period, during which period the Borrower may borrow, prepay and reborrow in accordance with the provisions hereof. Immediately after making each Revolving Credit Loan, the Aggregate Credit Exposure will not exceed the Aggregate Commitment Amount. With respect to each Lender, at the time of the making of any Revolving Credit Loan, the sum of (I) the principal amount of such Lender’s Revolving Credit Loan constituting a part of the Revolving Credit Loans to be made and (II) the aggregate principal balance of all other Revolving Credit Loans (exclusive of Revolving Credit Loans which are repaid with the proceeds of, and simultaneously with the incidence of, the Revolving Credit Loans to be made) then outstanding from such Lender, will not exceed the Commitment of such Lender at such time. At the option of the Borrower, indicated in a Borrowing Request, Revolving Credit Loans may be made as ABR Advances or Eurodollar Advances.
(b)    The aggregate outstanding principal balance of all Revolving Credit Loans shall be due and payable on the Commitment Termination Date or on such earlier date upon which all of the Commitments shall have been terminated in accordance with Section 2.6.

2.2	[Reserved]

2.3	Notice of Borrowing Revolving Credit Loans
The Borrower agrees to notify the Administrative Agent, which notification shall be irrevocable, no later than (a) 11:00 A.M. on the proposed Borrowing Date in the case of Revolving Credit Loans to consist of ABR Advances and (b) 11:00 A.M. at least three Eurodollar Business Days (or in the case of Eurodollar Advances to be made on the Effective Date, one Eurodollar Business Day) prior to the proposed Borrowing Date in the case of Revolving Credit Loans to consist of Eurodollar Advances. Each such notice shall specify (i) the aggregate amount requested to be borrowed under the Commitments, (ii) the proposed Borrowing Date, (iii) whether a borrowing of Revolving Credit Loans is to be of ABR Advances or Eurodollar Advances, and the amount of each thereof and (iv) the Eurodollar Interest Period for such Eurodollar Advances. Each such notice shall be promptly confirmed by delivery to the Administrative Agent of a Borrowing Request. Each Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be Converted to Eurodollar Advances on such date and having the same Interest Period as such Eurodollar Advance, shall equal no less than $10,000,000, or an integral multiple of $1,000,000 in excess thereof. Each ABR Advance made on each Borrowing Date shall equal no less than $5,000,000 or an integral multiple of $500,000 in excess thereof. The Administrative Agent shall promptly notify each Lender (by telephone or otherwise, such notification to be confirmed by fax, email or other writing) of each such Borrowing Request. Subject to its receipt of each such notice from the Administrative Agent and subject to the terms and conditions hereof, each Lender shall make immediately available funds available to the Administrative Agent at the address therefor set forth in Section 11.2 not later than 1:00 P.M. on each Borrowing Date in an amount equal to such

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Lender’s Commitment Percentage of the Revolving Credit Loans requested by the Borrower on such Borrowing Date.

2.4	[Reserved]

2.5	Use of Proceeds
The Borrower agrees that the proceeds of the Loans shall be used solely for its general corporate purposes (including the repurchase of equity interests of the Borrower), but not inconsistent with this Section 2.5. Notwithstanding anything to the contrary contained in any Loan Document, the Borrower further agrees that no part of the proceeds of any Loan will be used, directly or indirectly, and whether immediately, incidentally or ultimately (i) for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended, or any provision of this Agreement, including, without limitation, the provisions of Section 4.9 and (ii) to make a loan to any director or executive officer of the Borrower or any Subsidiary.

2.6	Termination or Reduction of Commitments
(a)    Termination on Commitment Termination Date. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.
(b)    Voluntary Termination or Reductions. At the Borrower’s option and upon at least one Domestic Business Day’s prior irrevocable notice to the Administrative Agent, the Borrower may (i) terminate the Commitments at any time, or (ii) permanently reduce the Aggregate Commitment Amount in part at any time and from time to time, provided that (1) each such partial reduction shall be in an amount equal to at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (2) immediately after giving effect to each such reduction, the Aggregate Commitment Amount shall equal or exceed the Aggregate Credit Exposure, and provided, further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities (such notice to specify the proposed effective date), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied and the Borrower shall indemnify the Lenders in accordance with Section 3.5, if applicable.
(c)    Mandatory Termination and Reduction. Prior to the Commitment Termination Date, the Aggregate Commitment Amount shall be automatically and permanently reduced on the dates set forth below (each such date, a “Commitment Reduction Date”) in the amounts set forth below opposite such dates:

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Commitment Reduction Date	Amount of Reduction of Aggregate Commitment Amount
March 31, 2017	$750,000,000
June 30, 2017	$750,000,000
September 30, 2017	$500,000,000

provided that if on any Commitment Reduction Date, immediately after giving effect to any such reduction described in this clause (c), the Aggregate Credit Exposure would exceed the Aggregate Commitment Amount, the Borrower shall, no later than the applicable Commitment Reduction Date, prepay Loans in accordance with the terms of Section 2.7 in an aggregate principal amount sufficient to cause the Aggregate Commitment Amount to equal or exceed the Aggregate Credit Exposure.
(d)    In General. Each reduction of the Aggregate Commitment Amount shall be made by reducing each Lender’s Commitment Amount by a sum equal to such Lender’s Commitment Percentage of the amount of such reduction.

2.7	Prepayments of Loans
(a)    Voluntary Prepayments. The Borrower may prepay Revolving Credit Loans , in whole or in part, without premium or penalty, but subject to Section 3.5 at any time and from time to time, by notifying the Administrative Agent, which notification shall be irrevocable, at least two Eurodollar Business Days, in the case of a prepayment of Eurodollar Advances, or one Domestic Business Day, in the case of a prepayment of ABR Advances, prior to the proposed prepayment date specifying (i) the Loans to be prepaid, (ii) the amount to be prepaid, and (iii) the date of prepayment. Upon receipt of each such notice, the Administrative Agent shall promptly notify each Lender thereof. Each such notice given by the Borrower pursuant to this Section 2.7 shall be irrevocable, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.6, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.6, and the Borrower shall indemnify the Lenders in accordance with Section 3.5. Each partial prepayment under this Section 2.7 shall be (A) in the case of Eurodollar Advances, in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (B) in the case of ABR Advances, $1,000,000 or an integral multiple of $100,000 in excess thereof.
(b)    In General. Simultaneously with each prepayment hereunder, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment and indemnify the Lenders in accordance with Section 3.5.

2.8	[Reserved]

2.9	[Reserved]

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2.10	[Reserved]

2.11	Notes
Any Lender may request that the Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Person or, if requested by such Person, such Person and its registered assigns. Thereafter, all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.7) be represented by a Note in like form payable to the payee named therein and its registered assigns.

2.12	[Reserved]
2.13    Defaulting Lenders
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Facility Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.11;
(b)    the Commitment and Committed Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders, an increase, or extension of the Commitment Period, of the Commitment of a Defaulting Lender, a reduction in the principal amount owed to such Defaulting Lender (other than by payment thereof) or an extension of the final maturity thereof, or a modification of this clause shall require the consent of such Defaulting Lender;
(c)    [reserved];
(d)    [reserved];
(e)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.9 but excluding Section 3.13) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (2) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (2) second, [reserved], (2) third, [reserved], (2) fourth, to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (2) fifth, if so determined by the Administrative Agent

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and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Credit Loans under this Agreement, (2) sixth, to the payment of any amounts owing to the Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (2) seventh, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (2) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Revolving Credit Loan and (y) made at a time when the conditions set forth in Section 6 are satisfied or waived, such payment shall be applied solely to prepay the Revolving Credit Loans of all non‑Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender; and
(f)    The Borrower shall have the right at any time during which a Lender is a Defaulting Lender to replace such Defaulting Lender pursuant to Section 3.13.

3.	PROCEEDS, PAYMENTS, CONVERSIONS, INTEREST, YIELD PROTECTION AND FEES

3.1	Disbursement of the Proceeds of the Loans
The Administrative Agent shall disburse the proceeds of the Loans at its office specified in Section 11.2 by crediting to the Borrower the funds received from each Lender. Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be confirmed by fax, email or other writing) that such Lender will not make available to the Administrative Agent such Lender’s Commitment Percentage of the Revolving Credit Loans to be made by it on a Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with this Section 3.1, provided that, in the case of a Revolving Credit Loan, such Lender received notice thereof from the Administrative Agent in accordance with the terms hereof, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand, such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 3.4(a) and, in the case of such Lender, the Federal Funds Effective Rate from the date such payment is due until the third day after such date and, thereafter, at the Federal Funds Effective Rate plus 2%. Any such payment by the Borrower shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Loans.

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3.2	Payments
(a)    Each payment, including each prepayment, of principal and interest on the Loans and of the Facility Fee (collectively, together with all of the other fees to be paid to the Administrative Agent and the Lenders in connection with the Loan Documents, the “Fees”), and of all of the other amounts to be paid to the Administrative Agent and the Lenders in connection with the Loan Documents shall be made by the Borrower to the Administrative Agent at its office specified in Section 11.2 without setoff, deduction or counterclaim in funds immediately available in New York by 1:00 P.M. on the due date for such payment. The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 1:00 P.M. on such due date shall be deemed to have been made on the next Domestic Business Day or Eurodollar Business Day, as the case may be, for the purpose of calculating interest on amounts outstanding on the Loans. If the Borrower has not made any such payment prior to 1:00 P.M., the Borrower hereby authorizes the Administrative Agent to deduct the amount of any such payment from such account(s) as the Borrower may from time to time designate in writing to the Administrative Agent, upon which the Administrative Agent shall apply the amount of such deduction to such payment. Promptly upon receipt thereof by the Administrative Agent, each payment of principal and interest on the Revolving Credit Loans shall be remitted by the Administrative Agent in like funds as received to each Lender (a) first, pro rata according to the amount of interest which is then due and payable to the Lenders, and (b) second, pro rata according to the amount of principal which is then due and payable to the Lenders. Each payment of the Facility Fee payable to the Lenders shall be promptly transmitted by the Administrative Agent in like funds as received to each Lender pro rata according to such Lender’s Commitment Amount or, if the Commitments shall have terminated or been terminated, according to the outstanding principal amount of such Lender’s Revolving Credit Loans.
(b)    If any payment hereunder or under the Loans shall be due and payable on a day which is not a Domestic Business Day or Eurodollar Business Day, as the case may be, the due date thereof (except as otherwise provided in the definition of Eurodollar Interest Period) shall be extended to the next Domestic Business Day or Eurodollar Business Day, as the case may be, and (except with respect to payments in respect of the Facility Fee) interest shall be payable at the applicable rate specified herein during such extension.

3.3	Conversions; Other Matters
(a)    The Borrower may elect at any time and from time to time to Convert one or more Eurodollar Advances to an ABR Advance by giving the Administrative Agent at least one Domestic Business Day’s prior irrevocable notice of such election, specifying the amount to be so Converted. In addition, the Borrower may elect at any time and from time to time to Convert an ABR Advance to any one or more new Eurodollar Advances or to Convert any one or more existing Eurodollar Advances to any one or more new Eurodollar Advances by giving the Administrative Agent no later than 10:00 a.m. at least two Eurodollar Business Days’ prior irrevocable notice, in the case of a Conversion to Eurodollar Advances, of such election, specifying the amount to be so Converted and the initial Interest Period relating thereto, provided that any Conversion of an ABR Advance to Eurodollar Advances shall only be made on a Eurodollar Business Day. The

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Administrative Agent shall promptly provide the Lenders with notice of each such election. Each Conversion of Loans from one Type to another shall be made pro rata according to the outstanding principal amount of the Loans of each Lender. ABR Advances and Eurodollar Advances may be Converted pursuant to this Section 3.3 in whole or in part, provided that the amount to be Converted to each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.1 and having the same Interest Period as such first Eurodollar Advance, shall equal no less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
(b)    Notwithstanding anything in this Agreement to the contrary, the Borrower shall not have the right to elect to Convert any existing ABR Advance to a new Eurodollar Advance or to Convert any existing Eurodollar Advance to a new Eurodollar Advance if (i) a Default or Event of Default under Section 9.1(a), Section 9.1(b), Section 9.1(h), Section 9.1(i) or Section 9.1(j) shall then exist, or (ii) any other Event of Default shall then exist and the Administrative Agent shall have notified the Borrower at the request of the Required Lenders that no ABR Advance or Eurodollar Advance may be Converted to a new Eurodollar Advance. In such event, such ABR Advance shall be automatically continued as an ABR Advance or such Eurodollar Advance shall be automatically Converted to an ABR Advance on the last day of the Interest Period applicable to such Eurodollar Advance. The foregoing shall not affect any other rights or remedies that the Administrative Agent or any Lender may have under this Agreement or any other Loan Document.
(c)    Each Conversion shall be effected by each Lender by applying the proceeds of each new ABR Advance or Eurodollar Advance, as the case may be, to the existing Advance (or portion thereof) being Converted (it being understood that such Conversion shall not constitute a borrowing for purposes of Section 4 or Section 6).
(d)    Notwithstanding any other provision of any Loan Document:
(i)    if the Borrower shall have failed to elect a Eurodollar Advance under Section 2.3 or this Section 3.3, as the case may be, in connection with any borrowing of new Revolving Credit Loans or expiration of an Interest Period with respect to any existing Eurodollar Advance, the amount of the Revolving Credit Loans subject to such borrowing or such existing Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to this Section 3.3,
(ii)    the Borrower shall not be permitted to select a Eurodollar Advance the Interest Period in respect of which ends later than the Commitment Termination Date or such earlier date upon which all of the Commitments shall have been terminated in accordance with Section 2.6, and
(iii)    the Borrower shall not be permitted to have more than 15 Eurodollar Advances, in the aggregate, outstanding at any one time, it being understood and agreed that each borrowing of Eurodollar Advances pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

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3.4	Interest Rates and Payment Dates
(a)    Prior to Maturity. Except as otherwise provided in Section 3.4(b) and Section 3.4(c), the Loans shall bear interest on the unpaid principal balance thereof at the applicable interest rate or rates per annum set forth below:

LOANS	RATE
Revolving Credit Loans constituting ABR Advances	Alternate Base Rate applicable thereto plus the Applicable Margin.
Revolving Credit Loans constituting Eurodollar Advances	Eurodollar Rate applicable thereto plus the Applicable Margin.

(b)    After Maturity, Late Payment Rate. After maturity, whether by acceleration, notice of intention to prepay or otherwise, the outstanding principal balance of each Loan shall bear interest at the applicable interest rate on such Loan plus 2% per annum until paid (whether before or after the entry of any judgment thereon). Any payment of principal or interest on the Loans, Fees or other amounts payable by the Borrower under the Loan Documents not paid on the date when due and payable shall bear interest, in the case of principal or interest on a Loan, at the applicable interest rate on such Loan plus 2% per annum and, in the case of any Fees or other amounts, at the Alternate Base Rate plus the Applicable Margin plus 2% per annum, in each case from the due date thereof until the date such payment is made (whether before or after the entry of any judgment thereon).
(c)    Highest Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, at no time shall the interest rate payable to any Lender on any of its Loans, together with the Fees and all other amounts payable hereunder to such Lender to the extent the same constitute or are deemed to constitute interest, exceed the Highest Lawful Rate. If in respect of any period during the term of this Agreement, any amount paid to any Lender hereunder, to the extent the same shall (but for the provisions of this Section 3.4) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate during such period (such amount being hereinafter referred to as an “Unqualified Amount”), then (i) such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans of such Lender, and (ii) if, in any subsequent period during the term of this Agreement, all amounts payable hereunder to such Lender in respect of such period which constitute or shall be deemed to constitute interest shall be less than the maximum amount of interest permitted by the Highest Lawful Rate during such period, then the Borrower shall pay to such Lender in respect of such period an amount (each a “Compensatory Interest Payment”) equal to the lesser of (x) a sum which, when added to all such amounts, would equal the maximum amount of interest permitted by the Highest Lawful Rate during such period, and (y) an amount equal to the aggregate sum of all Unqualified Amounts less all other Compensatory Interest Payments.
(d)    General. Interest shall be payable in arrears on each Interest Payment Date, on the Commitment Termination Date and, to the extent provided in Section 2.7(b), upon each

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prepayment of the Loans. Any change in the interest rate on the Loans resulting from an increase or a decrease in the Alternate Base Rate or any reserve requirement shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each change in the Prime Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates set forth herein. Each determination by the Administrative Agent of the Alternate Base Rate and the Eurodollar Rate pursuant to this Agreement shall be conclusive and binding on the Borrower absent manifest error. The Borrower acknowledges that to the extent interest payable on the Loans is based on the Alternate Base Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the Alternate Base Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make extensions of credit to other Persons. All interest (other than interest calculated with reference to the Prime Rate) shall be calculated on the basis of a 360‑day year for the actual number of days elapsed, and all interest determined with reference to the Prime Rate shall be calculated on the basis of a 365/366‑day year for the actual number of days elapsed.

3.5	Indemnification for Loss
Notwithstanding anything contained herein to the contrary, if: (i) the Borrower shall fail to borrow a Eurodollar Advance or if the Borrower shall fail to Convert a Eurodollar Advance after it shall have given notice to do so in which it shall have requested a Eurodollar Advance pursuant to Section 2.3 or Section 3.3, as the case may be, (ii) [reserved], (iii) a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, (iv) any repayment or prepayment of the principal amount of a Eurodollar Advance is made for any reason on a date which is prior to the last day of the Interest Period applicable thereto, (v) the Borrower shall have revoked a notice of prepayment or notice of termination of the Commitments that was conditioned upon the effectiveness of other credit facilities pursuant to Section 2.6 or Section 2.7, or (vi) a Eurodollar Advance is assigned other than on the last day of the Interest Period applicable thereto as a result of a replacement of a Lender pursuant to clause (x) or (z) of Section 3.13, then the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender the amount (calculated by such Lender using any method chosen by such Lender which is customarily used by such Lender for such purpose for borrowers similar to the Borrower) equal to any loss or expense suffered by such Lender as a result of such failure to borrow or Convert, or such termination, repayment, prepayment or revocation, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance and any reasonable internal processing charge customarily charged by such Lender in connection therewith for borrowers similar to the Borrower.

3.6	Reimbursement for Costs, Etc.
If at any time or from time to time there shall occur a Regulatory Change and any Lender shall have reasonably determined that such Regulatory Change (i) shall have had or will thereafter have the effect of reducing (A) the rate of return on such Lender’s capital or liquidity or the capital or liquidity of any Person directly or indirectly owning or controlling such Lender (each a “Control Person”), or (B) the asset value (for capital or liquidity purposes) to the such Lender or such Control Person, as applicable, of the Loans, or any participation therein, in any case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender’s or such Control Person’s policies regarding capital), (ii) will impose, modify or deem applicable any reserve, asset, special deposit or special assessment requirements on deposits obtained in the interbank eurodollar market in connection with the Loan Documents (excluding, with respect to any Eurodollar Advance, any such requirement which is included in the determination of the rate applicable thereto), or (iii) will subject such Lender or such Control Person, as applicable, to any tax (documentary, stamp or otherwise) with respect to this Agreement or any Note (except, in the case of clause (iii) above, for any Indemnified Taxes, Excluded Taxes or Other Taxes) then, in each such case, within ten days after demand by such Lender, the Borrower shall pay to such Lender or such Control Person, as the case may be, such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for any such reduction, reserve or other requirement, tax, loss, cost or expense (excluding general administrative and overhead costs) (collectively, “Costs”) attributable to such Lender’s or such Control Person’s compliance during the term hereof with such Regulatory Change, but only if such Costs are generally applicable to (and for which reimbursement is generally being sought by such Lender or such Control Person, as applicable, in respect of) credit transactions similar to this transaction from similarly situated borrowers (which are parties to credit or loan documentation containing a provision similar to this Section 3.6), as determined by such Lender in its reasonable discretion. Each Lender may make multiple requests for compensation under this Section 3.6.
Notwithstanding the foregoing, the Borrower will not be required to compensate any Lender for any Costs under this Section 3.6 arising prior to 45 days preceding the date of demand, unless the applicable Regulatory Change giving rise to such Costs is imposed retroactively. In the case of retroactivity, such notice shall be provided to the Borrower not later than 45 days from the date that such Lender learned of such Regulatory Change. The Borrower’s obligation to compensate such Lender shall be contingent upon the provision of such timely notice (but any failure by such Lender to provide such timely notice shall not affect the Borrower’s obligations with respect to (i) Costs incurred from the date as of which such Regulatory Change became effective to the date that is 45 days after the date such Lender reasonably should have learned of such Regulatory Change and (ii) Costs incurred following the provision of such notice).

3.7	Illegality of Funding
Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (a) the commitment of such Lender to make such Eurodollar Advances or Convert ABR Advances to such Eurodollar Advances shall forthwith be suspended, (b) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (c) such Lender’s Loans then outstanding as such Eurodollar Advances, if any, shall be Converted automatically to an ABR Advance on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required. If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section 3.7 and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain Eurodollar Advances, such Lender shall promptly notify the Administrative Agent and the Borrower thereof and, upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender’s commitment to make or maintain Eurodollar Advances shall be reinstated. If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section 3.7, such suspension shall not otherwise affect such Lender’s Commitment.

3.8	[Reserved]

3.9	Certificates of Payment and Reimbursement
Each Lender agrees, in connection with any request by it for payment or reimbursement pursuant to Section 3.5 or Section 3.6, to provide the Borrower with a certificate, signed by an officer of such Lender, setting forth a description in reasonable detail of any such payment or reimbursement and the applicable Section of this Agreement pursuant to and in accordance with which such request is made. Each determination by each Lender of such payment or reimbursement shall be conclusive absent manifest error.

3.10	Taxes; Net Payments
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any withholding agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) such withholding agent shall make such deductions and (iii) such withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by the Administrative Agent or such Lender, as the case may be, and, without duplication, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of such Lender, shall be conclusive absent manifest error. After any Lender learns of the imposition of any Indemnified Taxes or Other Taxes, such Lender will as soon as reasonably practicable notify the Borrower thereof; provided that the failure to provide Borrower with such notice shall not release the Borrower from its indemnification obligations under this Section 3.10.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (i) if such Foreign Lender shall determine that any applicable form or certification has expired or will then expire or has or will then become obsolete or incorrect or that an event has occurred that requires or will then require a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent and (ii) upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party,
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate (a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (D) engaged in the conduct of a trade or business within the United States to which the interest payment is effectively connected and (y) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E,
(iv)    to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), a complete and executed IRS Form W-8IMY, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a United States Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a United States Tax Compliance Certificate, on behalf of such beneficial owner(s) in lieu of requiring each beneficial owner to provide its own certificate, or
(v)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Without limiting the foregoing, upon request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code that lends to the Borrower (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Effective Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or any successor form.
(f)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent, such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.6, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 3.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.6 or this  Section 3.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.11	Facility Fees
The Borrower agrees to pay to the Administrative Agent for the pro rata account of each Lender a fee (the “Facility Fee”) during the period commencing on the Effective Date and ending on the Expiration Date, payable quarterly in arrears on the last day of March, June, September and December of the year, commencing on the last day of the calendar quarter during which the Facility Fee shall commence to accrue, and on the Expiration Date, at a rate per annum equal to the Applicable Margin of (a) prior to the Commitment Termination Date or such earlier date upon which all of the Commitments shall have been terminated in accordance with Section 2.6, the Commitment Amount of such Lender (whether used or unused), and (b) thereafter, the sum of the outstanding principal balance of all Revolving Credit Loans of such Lender. Notwithstanding anything to the contrary contained in this Section 3.11, on and after the Commitment Termination Date, the Facility Fee shall be payable upon demand. In addition, upon each reduction of the Aggregate Commitment Amount, the Borrower shall pay the Facility Fee accrued on the amount of such reduction to the date of such reduction. The Facility Fee shall be computed on the basis of a 360‑day year for the actual number of days elapsed.

3.12	[Reserved]

3.13	Replacement of Lender
If (x) the Borrower is obligated to pay to any Lender any amount under Section 3.6 or Section 3.10, the Borrower shall have the right within 90 days thereafter, or (y) any Lender shall be a Defaulting Lender, the Borrower shall have the right at any time during which such Lender shall remain a Defaulting Lender, in each case in accordance with the requirements of Section 11.7(b) and only if no Default or Event of Default shall exist, to replace such Lender (the “Replaced Lender”) with one or more Eligible Assignees (each a “Replacement Lender”), reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 3.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 11.7(b) (with the processing and recordation fee referred to in Section 11.7(b) payable pursuant to said Section 11.7(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire the Commitment and the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay the following: (a) to the Replaced Lender, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) [reserved], and (C) an amount equal to all accrued, but unpaid, fees owing to the Replaced Lender, and (b) to the Administrative Agent an amount equal to all amounts owed by such Replaced Lender to the Administrative Agent under this Agreement, including, without limitation, an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, a corresponding amount of which was made available by the Administrative Agent to the Borrower pursuant to Section 3.1 and which has not been repaid to the Administrative Agent by such Replaced Lender or the Borrower, and (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Acceptance Agreements and the payment of amounts referred to in clauses (i) and (ii) of this Section 3.13, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement that are intended to survive the termination of the Commitments and the repayment of the Loans which may be applicable to any such Replaced Lender prior to the date of its replacement. Solely for the purpose of calculating break funding payments under Section 3.5, the assignment by any Replaced Lender of any Eurodollar Advance prior to the last day of the Interest Period applicable thereto pursuant to clause (x) or (z) of this Section 3.13 shall be deemed to constitute a prepayment by the Borrower of such Eurodollar Advance.

4.	REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Loans, the Borrower hereby makes the following representations and warranties to the Administrative Agent and the Lenders:

4.1	Existence and Power
Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (except, in the case of the Subsidiaries, where the failure to be in such good standing could not reasonably be expected to have a Material Adverse effect), has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases real Property or in which the nature of its business requires it to be so qualified (except those jurisdictions where the failure to be so qualified or to be in good standing could not reasonably be expected to have a Material Adverse effect).

4.2	Authority
The Borrower has full corporate power and authority to enter into, execute, deliver and perform the terms of the Loan Documents, all of which have been duly authorized by all proper and necessary corporate action and are not in contravention of any applicable law or the terms of its Certificate of Incorporation and By‑Laws. No consent or approval of, or other action by, shareholders of the Borrower, any Governmental Authority, or any other Person (which has not already been obtained) is required to authorize in respect of the Borrower, or is required in connection with the execution, delivery, and performance by the Borrower of the Loan Documents or is required as a condition to the enforceability of the Loan Documents against the Borrower.

CVS Health Corporation 2017 Credit Agreement
008330-0373-Active.20553774

4.3	Binding Agreement
The Loan Documents constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.

4.4	Litigation
As of the Effective Date, there are no actions, suits, arbitration proceedings or claims (whether purportedly on behalf of the Borrower, any Subsidiary or otherwise) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any of their respective Properties, or maintained by the Borrower or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse effect. There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (a) which call into question the validity or enforceability of any Loan Document, or otherwise seek to invalidate, any Loan Document, or (b) which might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

4.5	No Conflicting Agreements
(a)    Neither the Borrower nor any Subsidiary is in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse effect. No notice to, or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Loan Documents.
(b)    No provision of any existing material mortgage, material indenture, material contract or material agreement or of any existing statute, rule, regulation, judgment, decree or order binding on the Borrower or any Subsidiary or affecting the Property of the Borrower or any Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by the Borrower of the terms of, any Loan Document. The execution, delivery or performance by the Borrower of the terms of each Loan Document will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Borrower or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract or agreement.

4.6	Taxes
The Borrower and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay could reasonably be expected to have a Material Adverse effect, and no tax Liens (other than Liens permitted under Section 8.2) have been filed against the Borrower or any Subsidiary and no claims are being asserted with respect to such taxes which are required by GAAP to be reflected in the Financial Statements and are not so reflected, except for taxes which have been assessed but which are not yet due and payable. The charges, accruals and reserves on the books of the Borrower and each Subsidiary with respect to all federal, state, local and other taxes are considered by the management of the Borrower to be adequate, and the Borrower knows of no unpaid assessment which (a) could reasonably be expected to have a Material Adverse effect, or (b) is or might be due and payable against it or any Subsidiary or any Property of the Borrower or any Subsidiary, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP or which have been assessed but are not yet due and payable.

4.7	Compliance with Applicable Laws; Filings
Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary is complying with all applicable statutes, rules and regulations of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary has filed or caused to be filed with all Governmental Authorities all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests which, if not so filed, could reasonably be expected to have a Material Adverse effect.

4.8	Governmental Regulations
The Borrower is not subject to regulation under the Investment Company Act of 1940, as amended.

4.9	Federal Reserve Regulations; Use of Proceeds
The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans has been or will be used, directly or indirectly, and whether immediately, incidentally or ultimately, for a purpose which violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to or on behalf of the Borrower in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including said Regulation U. Following application of the proceeds of each Loan, not more than 25% (or such greater or lesser percentage as is provided in the exclusions from the definition of “Indirectly Secured” contained in said Regulation U as in effect at the time of the making of such Loan) of the value of the assets of the Borrower and the Subsidiaries on a Consolidated basis that are subject to Section 8.2 will be Margin Stock. In addition, no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to make a loan to any director or executive officer of the Borrower or any Subsidiary.

4.10	No Misrepresentation
No representation or warranty contained in any Loan Document and no certificate or written report furnished by the Borrower to the Administrative Agent or any Lender pursuant to any Loan Document contains, as of its date, a misstatement of a material fact, or omits to state, as of its date, a material fact required to be stated in order to make the statements therein contained, when taken as a whole, not materially misleading (provided that any representation, warranty, statement or written report that is qualified as to “materiality”, “Material Adverse” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date) in the light of the circumstances under which made (after giving effect to all supplements and updates with respect thereto) (it being understood that the Borrower makes no representation or warranty hereunder with respect to any projections or other forward looking information).

4.11	Plans
The Borrower, each Subsidiary and each ERISA Affiliate have complied with the material requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse effect. The Borrower, each Subsidiary and each ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each Pension Plan required by law or the terms of such Pension Plan or any contract or agreement, except where the failure to make such contributions or payments could not reasonably be expected to have a Material Adverse effect. No liability to the PBGC has been, or is reasonably expected by the Borrower, any Subsidiary or any ERISA Affiliate to be, incurred by the Borrower, any Subsidiary or any ERISA Affiliate that could reasonably be expected to have a Material Adverse effect. Liability, as referred to in this Section 4.11, includes any joint and several liability, but excludes any current or, to the extent it represents future liability in the ordinary course, any future liability for premiums under Section 4007 of ERISA.

4.12	Environmental Matters
Neither the Borrower nor any Subsidiary (a) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse effect, arising in connection with (i) any non‑compliance with or violation of the requirements of any applicable Environmental Law, or (ii) the release or threatened release of any Hazardous Material, (b) to the best knowledge of the Borrower, has any threatened or actual liability in connection with the release or threatened release of any Hazardous Material into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse effect, (c) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material into the environment for which the Borrower or any Subsidiary is or would be liable, which liability would reasonably be expected to have a Material Adverse effect, or (d) has received notice that the Borrower or any Subsidiary is or may be liable to any Person under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., or any analogous state law, which liability would reasonably be expected to have a Material Adverse effect. The Borrower and each Subsidiary is in compliance with the financial responsibility requirements of federal and state Environmental Laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, and any analogous state law, except in those cases in which the failure so to comply would not reasonably be expected to have a Material Adverse effect.

4.13	Financial Statements
The Borrower has heretofore delivered to the Lenders through the Administrative Agent copies of the audited Consolidated Balance Sheet of the Borrower and its Subsidiaries as of December 31, 2015, and the related Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows for the fiscal year then ended. The financial statements referred to immediately above, including all related notes and schedules, are herein referred to collectively as the “Financial Statements”. The Financial Statements fairly present, in all material respects, the Consolidated financial condition and results of the operations of the Borrower and the Subsidiaries as of the dates and for the periods indicated therein and, except as noted therein, have been prepared in conformity with GAAP as then in effect. Neither the Borrower nor any of the Subsidiaries has any material obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP as then in effect, should have been disclosed in the Financial Statements and was not. During the period from January 1, 2016 to and including the Effective Date, there was no Material Adverse change, including as a result of any change in law, in the consolidated financial condition, operations, business or Property of the Borrower and the Subsidiaries taken as a whole.

4.14	Anti-Corruption Laws and Sanctions
The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

5.	CONDITIONS TO EFFECTIVENESS
This Agreement shall become effective on and as of the date (the “Effective Date”) that the following conditions shall have been satisfied:

5.1	Agreement
The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Administrative Agent and each Lender.

5.2	Notes
The Administrative Agent shall have received a Note, executed by the Borrower, for each Lender that shall have given at least three Domestic Business Days’ prior written notice of its request for a Note.

5.3	Corporate Action
The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or an Assistant Secretary of the Borrower (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all documents evidencing all other necessary corporate action (in form and substance reasonably satisfactory to the Administrative Agent) taken by the Borrower to authorize this Agreement, the Loan Documents and the transactions contemplated hereby and thereby, (ii) attaching a true and complete copy of its Certificate of Incorporation and By‑Laws, (iii) setting forth the incumbency of the officer or officers of the Borrower who may sign this Agreement and the Loan Documents, and any other certificates, requests, notices or other documents required hereunder or thereunder, and (iv) attaching a certificate of good standing of the Secretary of State of the State of Delaware.

5.4	Opinion of Counsel to the Borrower
The Administrative Agent shall have received an opinion of Thomas Moffatt, assistant general counsel of the Borrower, dated the Effective Date, in the form of Exhibit D.

5.5	[Reserved]

5.6	No Default and Representations and Warranties
The Administrative Agent shall have received a certificate, dated the Effective Date, of the Senior Vice President and Treasurer of the Borrower certifying that there shall exist no Default or Event of Default and that the representations and warranties contained in this Agreement shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on the Effective Date), except those which are expressly specified to be made as of an earlier date.

5.7	Fees
The Administrative Agent shall have received all fees and other amounts due and payable to it, including the upfront fees payable to the Lenders in respect of this Agreement, on or prior to the Effective Date.

6.	CONDITIONS OF LENDING ‑ ALL LOANS
The obligation of each Lender on any Borrowing Date to make each Revolving Credit Loan are subject to the fulfillment of the following conditions precedent:

6.1	Compliance
On each Borrowing Date, and after giving effect to the Loans to be made on such Borrowing Date, (a) there shall exist no Default or Event of Default, and (b) the representations and warranties contained in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such Borrowing Date (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such Borrowing Date), except those which are expressly specified to be made as of an earlier date.

6.2	Requests
The Administrative Agent shall have timely received from the Borrower on or before such Borrowing Date, as applicable, a duly executed Borrowing Request.

7.	AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that on and after the Effective Date and until the later to occur of (a) the Commitment Termination Date and (b) the payment in full of the Loans, the Fees and all other sums payable under the Loan Documents, the Borrower will:

7.1	Legal Existence
Except as may otherwise be permitted by Section 8.3 and Section 8.4, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse effect, except that the corporate existence of Subsidiaries may be terminated if (i) such Subsidiaries operate closing or discontinued operations or (ii) if the Borrower determines in good faith that such termination is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

7.2	Taxes
Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Borrower and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that either (i)(a) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (b) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (ii) the failure to pay or discharge such taxes, assessments, governmental charges, license fees and levies could not reasonably be expected to have a Material Adverse effect.

7.3	Insurance
Keep, and cause each Subsidiary to keep, insurance with responsible insurance companies in such amounts and against such risks as is usually carried by the Borrower or such Subsidiary.

7.4	Performance of Obligations
Pay and discharge when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse effect, or (b) become a Lien on the Property of the Borrower or any Subsidiary, except those Liens permitted under Section 8.2, provided that neither the Borrower nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

7.5	Condition of Property
Except for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all material Property necessary for the operation of its business (other than Property which is replaced with similar Property) as then being operated, and cause each Subsidiary so to do.

7.6	Observance of Legal Requirements
(a)    Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which could reasonably be expected to have a Material Adverse effect; and
(b)    Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.7	Financial Statements and Other Information
Maintain, and cause each Subsidiary to maintain, a standard system of accounting in accordance with GAAP, and furnish to the Administrative Agent for distribution to the Lenders:
(a)    As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of (x) the Borrower’s 10‑K in respect of such fiscal year, and (y) (i) the Borrower’s Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Borrower’s auditors, which report shall state that (A) such auditors audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP;
(b)    As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (x) the Borrower’s 10‑Q in respect of such fiscal quarter, and (y) (i) the Borrower’s Condensed Consolidated Balance Sheet as of the end of such quarter and (ii) the related Condensed Consolidated Statements of Income, Comprehensive Income, Shareholders’ Equity and Cash Flows for (A) such quarter and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to year‑end adjustments);
(c)    Simultaneously with the delivery of the financial statements required by clauses (a) and (b) above, a certificate of the chief financial officer or treasurer of the Borrower certifying that no Default or Event of Default shall have occurred or be continuing or, if so, specifying in such certificate all such Defaults and Events of Default, and setting forth computations in reasonable detail demonstrating compliance with Section 8.1 and Section 8.9.
(d)    Prompt notice upon the Borrower becoming aware of any change in a Pricing Level;
(e)    As soon as practicable after becoming available, copies of all regular or periodic reports (including current reports on Form 8‑K) which the Borrower or any Subsidiary may now or hereafter be required to file with or deliver to the U.S. Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof;
(f)    Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Borrower or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Borrower or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, could reasonably be expected to have a Material Adverse effect;
(g)    Prompt written notice of the occurrence of (i) each Default, (ii) each Event of Default and (iii) each Material Adverse change;
(h)    As soon as practicable following receipt thereof, copies of any audit reports delivered in connection with the statements referred to in Section 7.7(a);
(i)    From time to time, such other information regarding the financial position or business of the Borrower and the Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request; and
(j)    Prompt written notice of such other information with documentation required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering laws, rules and regulations (including, without limitation, the Patriot Act), as from time to time may be reasonably requested by the Administrative Agent or any Lender.
Information required to be delivered pursuant to (x) this Section 7.7 shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on a Debtdomain, IntraLinks, Syndtrak or similar electronic system (the “Platform”) to which each Lender has been granted access and (y) clauses (a), (b) and (e) of this Section 7.7 shall be deemed delivered to the Administrative Agent and to the Lenders when available on the Borrower’s website at http://www.cvshealth.com or the website of the U.S. Securities and Exchange Commission at http://www.sec.gov. Information delivered pursuant to Section 7.7 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
The Borrower hereby acknowledges that the Administrative Agent and/or the Sole Lead Arranger and Sole Bookrunner named on the cover page hereof will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform.

7.8	Records
Upon reasonable notice and during normal business hours and, if no Event of Default has occurred and is continuing, not more than once in each fiscal year, permit representatives of the Administrative Agent and each Lender to visit the offices of the Borrower and each Subsidiary, to examine the books and records (other than tax returns and work papers related to tax returns) thereof and auditors’ reports relating thereto, to discuss the affairs of the Borrower and each Subsidiary with the respective officers thereof, and to meet and discuss the affairs of the Borrower and each Subsidiary with the Borrower’s auditors.

7.9	Authorizations
Maintain and cause each Subsidiary to maintain, in full force and effect, all copyrights, patents, trademarks, trade names, franchises, licenses, permits, applications, reports, and other authorizations and rights, which, if not so maintained, would individually or in the aggregate have a Material Adverse effect.

8.	NEGATIVE COVENANTS
The Borrower covenants and agrees that on and after the Effective Date and until the later to occur of (a) the Commitment Termination Date and (b) the payment in full of the Loans, the Fees and all other sums which are payable under the Loan Documents, the Borrower will not:

8.1	Subsidiary Indebtedness
Permit the Indebtedness of all Subsidiaries (excluding Indebtedness under capital leases incurred in connection with a sale leaseback transaction) to exceed (on a combined basis) 15% of Net Tangible Assets.

8.2	Liens
Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Borrower or any of the Subsidiaries, or permit any of the Subsidiaries so to do, except any one or more of the following types of Liens: (a) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Internal Revenue Code), (b) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, or to qualify to do business, maintain insurance or obtain other benefits, in each such case arising in the ordinary course of business, (c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’ or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted, (d) Liens for taxes, assessments, fees or governmental charges the payment of which is not required by Section 7.2 or Section 7.4, (e) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially impair its use for the operation of the business of the Borrower or such Subsidiary, (f) Liens on Property of the Subsidiaries under capital leases and Liens on Property (including on the capital stock or other equity interests) of the Subsidiaries acquired (whether as a result of purchase, capital lease, merger or other acquisition) and either existing on such Property when acquired, or created contemporaneously with or within 12 months of such acquisition to secure the payment or financing of the purchase price of such Property (including the construction, development, substantial repair, alteration or improvement thereof), and any renewals thereof, provided that such Liens attach only to the Property so purchased or acquired (including any such construction, development, substantial repair, alteration or improvement thereof) and provided further that the Indebtedness secured by such Liens is permitted by Section 8.1, (g) statutory Liens in favor of lessors arising in connection with Property leased to the Borrower or any of the Subsidiaries, (h) Liens of attachments, judgments or awards against the Borrower or any of the Subsidiaries with respect to which an appeal or proceeding for review shall be pending or a stay of execution or bond shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or such Subsidiary, (i) Liens securing Indebtedness of a Subsidiary to the Borrower or another Subsidiary, (j) Liens (other than Liens permitted by any of the foregoing clauses) arising in the ordinary course of its business which do not secure Indebtedness and do not, in the aggregate, materially detract from the value of the business of the Borrower and its Subsidiaries, taken as a whole, (k) Liens in favor of the United States of America, or any state thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute, and (l) additional Liens securing Indebtedness of the Borrower and the Subsidiaries in an aggregate outstanding Consolidated principal amount not exceeding 15% of Net Tangible Assets.

8.3	Dispositions
Make any Disposition, or permit any of its Subsidiaries so to do, of all or substantially all of the assets of the Borrower and the Subsidiaries on a Consolidated basis.

8.4	Merger or Consolidation, Etc.
Consolidate with, be acquired by, or merge into or with any Person unless (x) immediately after giving effect thereto no Default or Event of Default shall or would exist and (y) either (i) the Borrower or (ii) a corporation organized and existing under the laws of one of the States of the United States of America shall be the survivor of such consolidation or merger, provided that if the Borrower is not the survivor, the corporation which is the survivor shall expressly assume, pursuant to an instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, all obligations of the Borrower under the Loan Documents and the Administrative Agent shall have received such documents, opinions and certificates as it shall have reasonable requested in connection therewith.

8.5	Acquisitions
Make any Acquisition, or permit any of the Subsidiaries so to do, except any one or more of the following: (a) Intercompany Dispositions not prohibited by Section 8.3 and (b) Acquisitions by the Borrower or any of the Subsidiaries, provided that immediately before and after giving effect to each such Acquisition no Event of Default shall or would exist.

8.6	Restricted Payments
Make any Restricted Payment or permit any of the Subsidiaries so to do, except any one or more of the following Restricted Payments: (a) any direct or indirect Subsidiary may make dividends or other distributions to the Borrower or to any other direct or indirect Subsidiary or otherwise ratably with respect to its stock or other equity interests, and (b) the Borrower may make Restricted Payments, provided that, in the case of this clause (b), immediately before and after giving effect thereto, no Event of Default shall or would exist.

8.7	Limitation on Upstream Dividends by Subsidiaries
Permit or cause any of the Subsidiaries to enter into or agree, or otherwise be or become subject, to any agreement, contract or other arrangement (other than this Agreement) with any Person (each a “Restrictive Agreement”) pursuant to the terms of which (a) such Subsidiary is or would be prohibited from declaring or paying any cash dividends on any class of its stock owned directly or indirectly by the Borrower or any of the other Subsidiaries or from making any other distribution on account of any class of any such stock (herein referred to as “Upstream Dividends”), or (b) the declaration or payment of Upstream Dividends by a Subsidiary to the Borrower or another Subsidiary, on an annual or cumulative basis, is or would be otherwise limited or restricted (“Dividend Restrictions”). Notwithstanding the foregoing, nothing in this Section 8.7 shall prohibit:
(i)    Dividend Restrictions set forth in any Restrictive Agreement in effect on the date hereof and any extensions, refinancings, renewals or replacements thereof; provided that the Dividend Restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Lenders than those Dividend Restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(ii)    Dividend Restrictions existing with respect to any Person acquired by the Borrower or any Subsidiary and existing at the time of such acquisition, which Dividend Restrictions are not applicable to any Person or the property or assets of any Person other than such Person or its property or assets acquired, and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the Dividend Restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Lenders than those Dividend Restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(iii)    Dividend Restrictions consisting of customary net worth, leverage and other financial covenants, customary covenants regarding the merger of or sale of stock or assets of a Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing Indebtedness owed to the Borrower or any Subsidiary, in each case contained in, or required by, any agreement governing Indebtedness incurred by a Subsidiary in accordance with Section 8.1; or
(iv)    Dividend Restrictions contained in any other credit agreement so long as such Dividend Restrictions are no more restrictive than those contained in this Agreement (including Dividend Restrictions contained in the Existing 2013 Credit Agreement, the Existing 2014 Credit Agreement and the Existing 2015 Credit Agreement).

8.8	Limitation on Negative Pledges
Enter into any agreement (other than (i) this Agreement, (ii) any other credit agreement that is substantially similar to this Agreement, (iii) purchase money financings or capital leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), (iv) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary, property or assets pending such Disposition, provided such restrictions and conditions apply only to such Subsidiary, property or assets, (v) restrictions and conditions contained in documentation relating to a Subsidiary acquired after the Effective Date, provided that such restriction or condition (x) existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) applies only to such Subsidiary, and (vi) customary provisions in joint venture agreements, leases, licenses and other contracts restricting or conditioning the assignment or encumbrance thereof, including, without limitation, licenses and sublicenses of patents, trademarks, copyrights and similar intellectually property rights) or permit any Subsidiary so to do, which prohibits or limits the ability of the Borrower or such Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the obligations of the Borrower hereunder.

8.9	Ratio of Consolidated Indebtedness to Total Capitalization
Permit its ratio of Consolidated Indebtedness to Total Capitalization at the end of any fiscal quarter to exceed 0.6 : 1.0.

9.	DEFAULT

9.1	Events of Default
The following shall each constitute an “Event of Default” hereunder:
(a)    The failure of the Borrower to make any payment of principal on any Loan when due and payable; or
(b)    The failure of the Borrower to make any payment of interest on any Loan or of any Fee on any date when due and payable and such default shall continue unremedied for a period of 5 Domestic Business Days after the same shall be due and payable; or
(c)    The failure of the Borrower to observe or perform any covenant or agreement contained in Section 2.5, Section 7.1 or in Section 8; or
(d)    The failure of the Borrower to observe or perform any other covenant or agreement contained in this Agreement, and such failure shall have continued unremedied for a period of 30 days after the Borrower shall have become aware of such failure; or
(e)    [Reserved]; or
(f)    Any representation or warranty of the Borrower (or of any of its officers on its behalf) made in any Loan Document, or made in any certificate, report, opinion (other than an opinion of counsel) or other document delivered on or after the date hereof shall in any such case prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or
(g)    (i) Obligations in an aggregate Consolidated amount in excess of $75,000,000 of the Borrower (other than its obligations hereunder and under the Notes) and the Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness or any net liability under interest rate swap, collar, exchange or cap agreements, (A) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (B) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any such obligations shall have the right to declare the Indebtedness evidenced thereby due and payable prior to its stated maturity; or
(h)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)    The Borrower or any Subsidiary shall (9) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (9) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 9.1, (9) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (9) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (9) make a general assignment for the benefit of creditors or (9) take any action for the purpose of effecting any of the foregoing; or
(j)    The Borrower or any Subsidiary shall (i) generally not be paying its debts as such debts become due or (ii) admit in writing its inability to pay its debts as they become due; or
(k)    Judgments or decrees in an aggregate Consolidated amount in excess of $75,000,000 against the Borrower and the Subsidiaries shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or
(l)    After the Effective Date a Change of Control shall occur; or
(m)    (i) Any Termination Event shall occur (x) with respect to any Pension Plan (other than a Multiemployer Plan) or (y) with respect to any other retirement plan subject to Section 302 of ERISA or Section 412 of the Internal Revenue Code, which plan, during the five year period prior to such Termination Event, was the responsibility in whole or in part of the Borrower, any Subsidiary or any ERISA Affiliate, provided that this clause (y) shall only apply if, in connection with such Termination Event, it is reasonably likely that liability in an aggregate Consolidated amount in excess of $100,000,000 will be imposed upon the Borrower; (ii) any failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, as of the end of the applicable grace period for contributions to a Pension Plan for the applicable plan year of such Pension Plan (other than with respect to a Multiemployer Plan) in an aggregate Consolidated amount in excess of $75,000,000; (iii) any Person shall engage in a Prohibited Transaction involving any Employee Benefit Plan in respect of which it is reasonably likely that liability in an aggregate Consolidated amount in excess of $75,000,000 will be imposed upon the Borrower; (iv) the Borrower shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan (including a Multiemployer Plan) under Title IV of ERISA; (v) the imposition on the Borrower of any tax under Section 4980(B)(a) of the Internal Revenue Code; or (vi) the assessment of a civil penalty on the Borrower with respect to any Employee Benefit Plan under Section 502(c) of ERISA; in each case, to the extent such event or condition would have a Material Adverse effect. In determining the Consolidated amount for any purpose pursuant to this Section 9.1(m), the liabilities, funding amounts, taxes and penalties referenced in the foregoing clauses of this Section 9.1(m) shall include those of the Subsidiaries and ERISA Affiliates of the Borrower to the extent the Borrower is obligated to pay any such liabilities, funding amounts, taxes and penalties.

9.2	Remedies
(a)    Upon the occurrence of an Event of Default or at any time thereafter during the continuance of an Event of Default, the Administrative Agent, at the written request of the Required Lenders, shall notify the Borrower that the Commitments have been terminated and/or that all of the Loans and the Notes and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents have been declared immediately due and payable, provided that upon the occurrence of an Event of Default under Section 9.1(h), (i) or (j) with respect to the Borrower, the Commitments shall automatically terminate and all of the Loans and the Notes and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents shall become immediately due and payable without declaration or notice to the Borrower. To the fullest extent not prohibited by law, except for the notice provided for in the preceding sentence, the Borrower expressly waives any presentment, demand, protest, notice of protest or other notice of any kind in connection with the Loan Documents and its obligations thereunder. To the fullest extent not prohibited by law, the Borrower further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar law, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of the Loan Documents.
(b)    In the event that the Commitments shall have been terminated or all of the Loans and the Notes shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Administrative Agent and the Lenders agree, among themselves, that any funds received from or on behalf of the Borrower under any Loan Document by any Lender (except funds received by any Lender as a result of a purchase from such Lender pursuant to the provisions of Section 11.9(b)) shall be remitted to the Administrative Agent, and shall be applied by the Administrative Agent in payment of the Loans and the other obligations of the Borrower under the Loan Documents in the following manner and order: (1) first, to the payment or reimbursement of the Administrative Agent and the Lenders, in that order, for any fees, expenses or amounts due from the Borrower pursuant to the provisions of Section 11.5, (2) second, to the payment of the Fees, (3) third, to the payment of any other fees, expenses or amounts (other than the principal of and interest on the Loans and the Notes) payable by the Borrower to the Administrative Agent or any of the Lenders under the Loan Documents, (4) fourth, to the payment, pro rata according to the outstanding principal balance of the Loans of each Lender, of interest due on the Loans, (5) fifth, to the payment, pro rata according to the aggregate outstanding principal balance of the Loans of each Lender, of the aggregate outstanding principal balance of the Loans, and (6) sixth, any remaining funds shall be paid to whosoever shall be entitled thereto or as a court of competent jurisdiction shall direct.
(c)    In the event that the Loans and the Notes shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Administrative Agent upon the written request of the Required Lenders, shall proceed to enforce the rights of the holders of the Loans and the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents. In the event that the Administrative Agent shall fail or refuse so to proceed, each Lender shall be entitled to take such action as the Required Lenders shall deem appropriate to enforce its rights under the Loan Documents.

10.	AGENT
10.1    Appointment and Authority
Each Credit Party hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Credit Parties and the Borrower shall have no rights as a third party beneficiary of any of such provisions.
10.2    Rights as a Lender
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any of its Subsidiaries or any other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3    Exculpatory Provisions
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(1)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(2)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(3)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any of its Subsidiaries or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Section 9) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (10) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (10) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (10) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (10) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (10) the satisfaction of any condition set forth in Section 5 or Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4    Reliance by Administrative Agent
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accounting firm and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accounting firm or experts.
10.5    Delegation of Duties
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
10.6    Resignation of Administrative Agent
The Administrative Agent may at any time give notice of its resignation to the Credit Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to, so long as no Default or Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Credit Parties, appoint a successor Administrative Agent meeting the qualifications set forth above, subject to, so long as no Default or Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that if the Administrative Agent shall notify the Borrower and the Credit Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (10) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (10) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Credit Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.7    Non‑Reliance on Administrative Agent and Other Credit Parties
Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8    No Other Duties, etc.
Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, or the Sole Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

11.	OTHER PROVISIONS

11.1	Amendments, Waivers, Etc.
With the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the written consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences, provided that no such amendment, supplement, modification, waiver or consent shall (i) increase the Commitment Amount of any Lender without the consent of such Lender (provided that no waiver of a Default or Event of Default shall be deemed to constitute such an increase), (ii) extend the Commitment Period without the consent of each Lender directly affected thereby, (iii) reduce the amount, or extend the time of payment, of the Fees without the consent of each Lender directly affected thereby, (iv) reduce the rate, or extend the time of payment of, interest on any Revolving Credit Loan or any Note (other than the applicability of any post‑default increase in such rate of interest) without the consent of each Lender directly affected thereby, (v) reduce the amount, or extend the time of payment of any payment of principal on any Revolving Credit Loan or any Note without the consent of each Lender directly affected thereby, (vi) decrease or forgive the principal amount of any Revolving Credit Loan or any Note without the consent of each Lender directly affected thereby, (vii) consent to any assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document without the consent of each Lender, (viii) change the provisions of this Section 11.1 without the consent of each Lender, (ix) change the definition of Required Lenders without the consent of each Lender, (x) change the several nature of the obligations of the Lenders without the consent of each Lender, or (xi) change the sharing provisions among Lenders without the consent of each Lender directly affected thereby. Notwithstanding the foregoing, no such amendment, supplement, modification, waiver or consent shall amend, modify or waive any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent under any Loan Document without the written consent of the Administrative Agent. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Administrative Agent and all future holders of the Loans and the Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights under the Loan Documents, but any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2	Notices
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:
If to the Borrower:
CVS Health Corporation
1 CVS Drive
Woonsocket, Rhode Island 02895
Attention:    Carol A. DeNale
        Treasury Department
Facsimile:    (401) 770‑5768
Telephone:    (401) 770‑4407
Email:        carol.denale@cvshealth.com
with a copy, in the case of a notice of Default or Event of Default, to:
CVS Health Corporation
1 CVS Drive
Woonsocket, Rhode Island 02895
Attention:    Tom Moffatt
Vice President, Assistant Secretary and Assistant General Counsel –             Corporate Services
Facsimile:    (401) 216‑3758
Telephone:    (401) 770‑5409
Email:        thomas.moffatt@cvshealth.com
If to the Administrative Agent:
in the case of each Borrowing Request, each notice of Conversion, each notice of continuation and each notice of prepayment under Section 2.7:
Barclays Bank PLC
Loan Operations
700 Prides Crossing
Newark, Delaware 19713
Attention:    Agency Services – CVS Health Corporation – Jason Jones
Facsimile:    917-522-0569
Telephone:    302-286-2319
Email:    12145455230@TLS.LDSPROD.com
and
jason.jones@barclays.com
For any other purpose:
Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019
Attention:    Sean Duggan
Facsimile:    212-526-5115
Telephone:    212-320-6116
Email:        sean.duggan@barclays.com

If to any Lender: to it at its address (or facsimile number or email address) set forth in its Administrative Questionnaire.
(b)    Electronic Communications. Notices and other communications to the Credit Parties hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Credit Party pursuant to Section 2 and Section 3.3 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” or “read requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Domestic Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, by notice to the Administrative Agent and the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt; provided that any such notice or communication that is not received on a Domestic Business Day during the normal business hours of the recipient shall be deemed received at the opening of business on the next Domestic Business Day.

11.3	No Waiver; Cumulative Remedies
No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4	Survival of Representations and Warranties
All representations and warranties made in the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

11.5	Payment of Expenses; Indemnified Liabilities
The Borrower agrees, as soon as practicable following presentation of a statement or invoice therefor setting forth in reasonable detail the items thereof, and whether any Loan is made, (a) to pay or reimburse the Administrative Agent and its Affiliates for all its reasonable and documented out-of-pocket costs and expenses actually incurred in connection with the development, syndication, preparation and execution of, and any amendment, waiver, consent, supplement or modification to, the Loan Documents, any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, whether such Loan Documents or any such amendment, waiver, consent, supplement or modification to the Loan Documents or any documents prepared in connection therewith are executed and whether the transactions contemplated thereby are consummated, including the reasonable and documented out-of-pocket fees and disbursements of Special Counsel, (b) to pay, indemnify, and hold the Administrative Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities and penalties with respect to, or resulting from any delay (other than penalties to the extent attributable to the negligence of the Administrative Agent or the Lenders, as the case may be, in failing to pay such fees, liabilities or penalties when due) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or any documents prepared in connection therewith, and (c) to pay, reimburse, indemnify and hold each Indemnified Person harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of one counsel representing all of the Indemnified Persons, taken as a whole, and, if reasonably necessary, of a single local counsel for each applicable jurisdiction (and, if reasonably necessary, one specialty counsel for each applicable specialty), representing all of the Indemnified Persons, taken as a whole (and, in the case of any actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, a single local counsel for each applicable jurisdiction (and, if reasonably necessary, one specialty counsel for each applicable specialty), for each such affected Indemnified Party))) actually incurred with respect to the enforcement, performance of, and preservation of rights under, the Loan Documents (all the foregoing, collectively, the “Indemnified Liabilities”) and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment permitted under applicable law; provided that the Borrower shall have no obligation hereunder to pay Indemnified Liabilities to an Indemnified Person to the extent (A) arising from the gross negligence, willful misconduct, fraud or bad faith of such Indemnified Person, (B) from a material breach of the obligations hereunder of such Indemnified Person, or (C) out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than the Sole Bookrunner or Sole Lead Arranger named on the cover page hereof or the Administrative Agent, in its capacity as such), in each case under the foregoing clauses (A) through (C), to the extent determined by a court of competent jurisdiction by a final and non-appealable judgment. The agreements in this Section 11.5 shall survive the termination of the Commitments and the payment of the Loans and the Notes and all other amounts payable under the Loan Documents.

11.6	Lending Offices
Each Lender shall have the right at any time and from time to time to transfer any Loan to a different office of such Lender, subject to Section 3.10.

11.7	Successors and Assigns
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (11) to an assignee in accordance with the provisions of paragraph (b) of this Section 11.7, (11) by way of participation in accordance with the provisions of paragraph (d) of this Section 11.7 or (11) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 11.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Participants to the extent provided in paragraph (d) of this Section 11.7 and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(1)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment Amount and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(1)(A) of this Section 11.7, the Commitment Amount (which for this purpose includes the Loans of the assigning Lender outstanding thereunder) or, if the Commitment of the assigning Lender is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(2)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(3)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(1)(B) of this Section 11.7 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of an unfunded or revolving facility hereunder if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(4)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 in the case of an assignment by a Defaulting Lender) (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(5)    No Assignment to Certain Parties. No such assignment shall be made to the Borrower, any of its Subsidiaries or any of their respective Affiliates.
(6)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.7, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.6, Section 3.7, and Section 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.7.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, any of its Subsidiaries or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which requires the consent of all Lenders or all affected Lenders that directly affects such Participant. Subject to paragraph (e) of this Section 11.7, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.5, Section 3.6, Section 3.7 and Section 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.7. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.9(a) as though it were a Lender, provided that such Participant agrees to be subject to Section 11.9(b) as though it were a Lender. Each Lender that sells a participation with respect to a Commitment or Loan to the Borrower shall, solely for the purposes of complying with the rules regarding registered form in the Internal Revenue Code, act as a non-fiduciary agent of the Borrower, maintaining a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Commitment and/or Loan (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall be required to disclose the existence of, or any of the information contained in, any Participant Register maintained by it to the Borrower or any other Person unless requested in writing by the Borrower, and only to the Internal Revenue Service to the extent such disclosure is required in order to comply with the rules requiring registered form pursuant to the Internal Revenue Code.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.6, Section 3.7 or Section 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.8	Counterparts; Electronic Execution of Assignments
(a)    Counterparts. Each of the Loan Documents (other than the Notes) may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A set of the copies of this Agreement signed by all of the parties hereto shall be lodged with each of the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of any Loan Document by fax or other electronic means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of such Loan Document.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.9	Set‑off and Sharing of Payments
(a)    In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default under Section 9.1(a) or Section 9.1(b) or upon the acceleration of the Loans, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set‑off and apply against any indebtedness or other liability, whether matured or unmatured, of the Borrower to such Lender arising under the Loan Documents, any amount owing from such Lender to the Borrower. To the extent permitted by applicable law, the aforesaid right of set‑off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set‑off shall not have been exercised by such Lender prior to the making, filing or issuance of, service upon such Lender of, or notice to such Lender of, any petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after each such set‑off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application.
(b)    If any Lender (each a “Benefited Lender”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise) on account of its Loans or its Notes in excess of its pro rata share (in accordance with the outstanding principal balance of all Loans) of payments then due and payable on account of the Loans and Notes received by all the Lenders, such Lender shall forthwith purchase, without recourse, for cash, from the other Lenders such participations in their Loans and Notes as shall be necessary to cause such purchasing Lender to share the excess payment with each of them according to their pro rata share (in accordance with the outstanding principal balance of all Loans); provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s pro rata share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees, to the fullest extent permitted by law, that any Lender so purchasing a participation from another Lender pursuant to this Section 11.9 may exercise such rights to payment (including the right of set‑off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

11.10	Indemnity
(a)    The Borrower shall indemnify each Credit Party, each of the Sole Bookrunner and Sole Lead Arranger named on the cover page hereof, and each Related Party thereof (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees and disbursements of one counsel representing all of the Indemnified Persons, taken as a whole, and, if reasonably necessary, of a single local counsel for each applicable jurisdiction (and, if reasonably necessary, one specialty counsel for each applicable specialty), representing all of the Indemnified Persons, taken as a whole (and, in the case of any actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, a single local counsel for each applicable jurisdiction (and, if reasonably necessary, one specialty counsel for each applicable specialty), for each such affected Indemnified Person)), actually incurred by any Indemnified Person arising out of, in connection with, or as a result of (11) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated thereby, (11) any Loan or the use of the proceeds thereof, (11) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (11) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto. Notwithstanding anything to the contrary contained in this Section 11.10(a), the foregoing indemnity will not, as to any Indemnified Person, apply to any losses, claims, damages, liabilities and related expenses to the extent arising (A) from the willful misconduct, gross negligence, fraud or bad faith of such Indemnified Person, (B) from a material breach of the obligations hereunder of such Indemnified Person, or (C) out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than the Sole Bookrunner or Sole Lead Arranger named on the cover page hereof or the Administrative Agent, in its capacity as such), in each case under clauses (A) through (C), to the extent determined by a final and non-appealable judgment of a court of competent jurisdiction. The Borrower shall not be liable for any settlement of any investigation, litigation or proceeding to which the indemnity in this Section 11.10(a) applies (any of the foregoing, a “Proceeding”) effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed, it being understood and agreed that the withholding or delaying of the Borrower’s consent in connection with a settlement which does not include an unconditional release of the Borrower and the Subsidiaries from all liability or claims that are the subject matter of such Proceeding or which includes a statement as to any admission of fault by or on behalf of the Borrower or any Subsidiary shall not be deemed unreasonable), but if settled with the Borrower’s prior written consent or if there is a final judgment for the plaintiff in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 11.10(a). The Borrower shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (y) does not include any statement as to any admission of fault by or on behalf of such Indemnified Person. Notwithstanding the above, the Borrower shall have no liability under clause (i) of this Section 11.10(a) to indemnify or hold harmless any Indemnified Person for any losses, claims, damages, liabilities and related expenses relating to income or withholding taxes or any tax in lieu of such taxes.
(b)    To the extent that the Borrower fails to pay as soon as practicable any amount required to be paid by it to the Administrative Agent under subsection (a) of this Section 11.10, each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by (i) at any time when no Loans are outstanding, its Commitment Percentage, or if no Commitments then exist, its Commitment Percentage on the last day on which Commitments did exist, and (ii) at any time when Loans are outstanding (x) if the Commitments then exist, its Commitment Percentage or (y) if the Commitments have been terminated or otherwise no longer exist, the percentage equal to the fraction, (A) the numerator of which is the sum of such Lender’s Credit Exposure and (B) the denominator of which is the sum of the Aggregate Credit Exposure (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.
(c)    The obligations of the Borrower and the Lenders under this Section 11.10 shall survive the termination of the Commitments and the payment of the Loans and the Notes and all other amounts payable under the Loan Documents.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the transactions contemplated hereby or any Loan or the use of the proceeds thereof.

11.11	Governing Law
The Loan Documents and the rights and obligations of the parties thereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

11.12	Severability
Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.13	Integration
All exhibits to the Loan Documents shall be deemed to be a part thereof. Each Loan Document embodies the entire agreement and understanding between or among the parties thereto with respect to the subject matter thereof and supersedes all prior agreements and understandings between or among the parties thereto with respect to the subject matter thereof.

11.14	Treatment of Certain Information
(a)    Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (11) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (11) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (11) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (11) to any other party hereto, (11) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (11) subject to an agreement containing provisions substantially the same as those of this Section 11.14, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (11) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (11) with the consent of the Borrower or (11) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.14 or (y) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non‑confidential basis from a source other than the Borrower not known to such Credit Party to be prohibited from disclosing such Information.
(b)    For purposes of this Section 11.14, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non‑confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

11.15	Acknowledgments
The Borrower acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents, (b) by virtue of the Loan Documents, none of the Administrative Agent or any Lender has any fiduciary relationship to the Borrower, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, is solely that of debtor and creditor, and (c) by virtue of the Loan Documents, no joint venture exists among the Lenders or among the Borrower and the Lenders.

11.16	Consent to Jurisdiction
The Borrower irrevocably submits to the exclusive jurisdiction of any New York State or Federal Court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to the Loan Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

11.17	Service of Process
The Borrower agrees that process may be served against it in any suit, action or proceeding referred to in Section 11.16 by sending the same by first class mail, return receipt requested or by overnight courier service, with receipt acknowledged, to the address of the Borrower set forth in Section 11.2. The Borrower agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

11.18	No Limitation on Service or Suit
Nothing in the Loan Documents or any modification, waiver, or amendment thereto shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

11.19	WAIVER OF TRIAL BY JURY
EACH OF THE CREDIT PARTIES AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ANY OF THE CREDIT PARTIES, OR COUNSEL TO ANY OF THE CREDIT PARTIES, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OF THE CREDIT PARTIES WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE CREDIT PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION 11.19.

11.20	Patriot Act Notice
Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001), as amended from time to time) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

11.21	No Fiduciary Duty
The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Credit Parties and the Sole Lead Arranger and Sole Bookrunner named on the cover page hereof, and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties and such Sole Lead Arranger and Sole Bookrunner, or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions
Solely to the extent the Administrative Agent or any Lender is an EEA Financial Institution and is a party to this Agreement, and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by the Administrative Agent or any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(1)    a reduction in full or in part or cancellation of any such liability;
(2)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(3)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[Balance of this Page is Intentionally Blank]

AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Agreement to be executed on its behalf.
CVS HEALTH CORPORATION

By: /s/ Carol A. DeNale
Name:    Carol A. DeNale
Title: Senior Vice President and Treasurer

CVS Health Corporation 2017 Credit Agreement
008330-0373-Active.20553774

BARCLAYS BANK PLC,
as Administrative Agent and as a Lender

By: /s/ Ritam Bhalla
Name:    Ritam Bhalla
Title: Director

CVS Health Corporation 2017 Credit Agreement
008330-0373-Active.20553774

2017 CREDIT AGREEMENT
EXHIBIT A
LIST OF COMMITMENTS

Lender	Commitment Amount
Barclays Bank PLC	$2,500,000,000
TOTAL	$2,500,000,000

CVS Health Corporation List of Commitments
008330-0373-Active.20553774